Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2015 with respect to the financial statements of Providence and Worcester Railroad Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Stowe & Degon LLC

Westborough, Massachusetts
June 30, 2015